EXHIBIT 1.4

PRICING AGREEMENT

Goldman, Sachs & Co.,

85 Broad Street,

New York, New York 10004.

October 31, 2003

Ladies and Gentlemen:

Zions Bancorporation, a Utah corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated September 3, 2003 (the “Underwriting Agreement”), between the Company on the one hand and Goldman, Sachs & Co., Bear, Stearns & Co. Inc., Keefe, Bruyette & Woods, Inc., Wachovia Capital Markets, LLC, and Zions Investment Securities, Inc. on the other hand, to issue and sell to the Underwriter named in Schedule I hereto (the “Underwriter”) the Securities specified in Schedule II hereto (the “Designated Securities”). Except to the extent set forth in Schedule II hereto, each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Securities pursuant to Section 12 of the Underwriting Agreement and the address of the Representatives referred to in such Section 12 are set forth at the end of Schedule II hereto.

An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to the Underwriter, and the Underwriter agrees to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

If the foregoing is in accordance with your understanding, please sign and return to us four counterparts hereof, and upon acceptance hereof by you, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between you and the Company.

Very truly yours, Zions Bancorporation

By:	/s/ W. DAVID HEMINGWAY

Name:	W. David Hemingway
Title:	Executive Vice President

Accepted as of the date hereof:

/s/ GOLDMAN, SACHS & CO.

(Goldman, Sachs & Co.)

SCHEDULE I

Underwriter	Principal Amount of Designated Securities to be Purchased
Goldman, Sachs & Co.	$150,000,000

Total	$150,000,000

SCHEDULE II

Title of Designated Securities:

2.70% Subordinated Notes due 2006

Aggregate principal amount:

$150,000,000

Price to Public:

99.900% of the principal amount of the Designated Securities, plus accrued interest, if any, from November 6, 2003 to the date of delivery

Purchase Price by Underwriters:

99.750% of the principal amount of the Designated Securities, plus accrued interest, if any, from November 6, 2003 to the date of delivery

Form of Designated Securities:

Book-entry only form represented by one or more global securities deposited with The Depository Trust Company (“DTC”) or its designated custodian, to be made available for checking by the Representatives at least twenty-four hours prior to the Time of Delivery at the office of DTC.

Specified funds for payment of purchase price:

Federal (same day) funds

Time of Delivery:

9:00 a.m. (New York City time), November 6, 2003

Indenture:

Indenture dated September 10, 2002, between the Company and J.P. Morgan Trust Company, National Association, as Trustee

Maturity:

May 1, 2006

Interest Rate:

2.70%

Interest Payment Dates:

May 1 and November 1, commencing May 1, 2004

Redemption Provisions:

No provisions for redemption

Sinking Fund Provisions:

No sinking fund provisions

Defeasance provisions:

Covenant and legal defeasance

Closing location for delivery of Designated Securities:

Sullivan & Cromwell LLP

1888 Century Park East

Los Angeles, CA 90067

Additional Closing Conditions:

None

Names and addresses of Representatives:

Designated Representatives:	Goldman, Sachs & Co.

Address for Notices, etc.:	Goldman, Sachs & Co. 85 Broad Street New York, New York 10004

Other Terms:

For purposes of this Pricing Agreement, Section 7(d) of the Underwriting Agreement is hereby deleted in its entirety and replaced with the following:

(d) On the date of the Pricing Agreement for such Designated Securities at a time prior to the execution of the Pricing Agreement with respect to such Designated Securities and at the Time of Delivery for such Designated Securities, the independent accountants of the Company who have certified the financial statements of the Company and its subsidiaries included or incorporated by reference in the Registration Statement shall have furnished to the Representatives a letter, dated the date of such Pricing Agreement, and a letter dated such Time of Delivery, respectively, to the effect set forth in Annex II hereto, and with respect to such letter dated such Time of Delivery, as to such other matters as the Representatives may reasonably request and in form and substance satisfactory to the Representatives;

For purposes of this Pricing Agreement, Annex II to the Underwriting Agreement is hereby modified as follows: The phrase “With respect to the letter delivered by Ernst & Young LLP,” is deleted from each place in which it appears in Annex II to the Underwriting Agreement and the first letter of each word following that phrase is capitalized.